Exhibit 10.42

TRANSITION AND SEPARATION AGREEMENT AND GENERAL RELEASE

This Transition and Separation Agreement and General Release (hereinafter, the “Agreement”) is made and entered into between Ryan Maynard (“Employee”) and Rigel Pharmaceuticals, Inc., its affiliated companies, subsidiaries, agents, attorneys, successors, assigns, and representatives (hereinafter collectively, the “Company”).  The Company and Employee are collectively referred to herein as the “Parties.”

WHEREAS, Employee’s employment with the Company will terminate effective December 31, 2017;

WHEREAS, Employee will continue to work as the Chief Financial Officer until December 31, 2017 and maintain those obligations until then;

WHEREAS, Employee is interested in consulting for the Company and the Company is interested in receiving consulting work from the employee for a period after December 31, 2017 to assist the Company with the transition to a new Chief Financial Officer;

WHEREAS, Employee will continue to receive his current salary until December 31, 2017;

WHEREAS, Employee understands that in order to receive severance pay under this Agreement, Employee must sign and return Exhibit A to Dolly Vance, Executive Vice President and General Counsel on or before January 21, 2018 and not revoke the release as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and between the Parties as follows:

1.Separation Date.  Employee’s last day of employment with the Company will be December 31, 2017 (the “Separation Date”).  Following the Separation Date, Employee acknowledges and agrees that he will no longer serve as Chief Financial Officer of the Company, or hold any other employment or officer positions with the Company or any of its subsidiaries or affiliated entities.  On the Separation Date, Employee will be paid his accrued salary through the Separation Date, and will be paid any accrued but unused paid time off/vacation that he has earned as of the Separation Date (a total of 196 vacation hours and 16 hours of unused personal time off).  Employee is entitled to these payments regardless of whether Employee signs this Agreement.

2.Transition Period.  Between now and the Separation Date (the “Transition Period”), Employee shall continue to use his best efforts to perform his currently assigned duties and responsibilities as Chief Financial Officer, and to transition these duties and responsibilities, as requested by the Company (the “Transition Services”).  Employee must continue to comply with all of his contractual and legal obligations to the Company, and comply with the Company’s policies and procedures, during the Transition Period.  During the Transition Period, Employee will continue to receive his current base salary, subject to standard withholdings and deductions; will continue to accrue paid time off/vacation according to Company policy; and will continue to be eligible for the Company’s standard benefits, subject to the terms of such plans and programs.

3.Severance Benefits.   Although the Company is not otherwise obligated to do so, if: (i) Employee returns this fully signed Agreement to the Company by Friday December 15, 2017; (ii)  Employee fully complies with his obligations hereunder during the Transition Period and thereafter; and (iii) on or within twenty-one (21) days after the Separation Date, Employee signs and returns to the Company the Separation Date Release, attached hereto as Exhibit A (the “Release”) and allow the releases contained therein to become effective; then the Company will pay Employee the following as his sole severance benefits (the “Severance Benefits”):

a.Severance Payment.  The Company shall cause to be delivered to Employee a check in the amount equal to nine (9) months of salary, or the gross amount of $340,938.75, in a lump sum, minus all applicable taxes and other withholdings authorized by Employee or required by law, and such amount to be made payable to Employee and mailed to 580 Washington Avenue, Palo Alto CA  94301 no sooner than the seventh day and no later than the twelfth day following the Release Effective Date (as defined in the Release);

b. Health Insurance.  To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, Employee will be eligible to continue his group health insurance benefits at his own expense.  Later, he may be able to convert to an individual policy through the provider of the Company’s health insurance, if he wishes.  If Employee timely elects continued coverage under COBRA, the Company will pay directly to the COBRA Administrator Employee’s COBRA premiums to continue his coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the first day of the month following the Separation Date and ending on the earliest of: (i) September 30, 2018; (ii) the date Employee becomes eligible for substantially similar health insurance coverage through a new employer; or (iii) the date Employee ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event Employee becomes covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, Employee must immediately notify the Company in writing of such event.  Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to Employee, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for Employee and his eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period.  Employee may, but is not obligated to, use such Special Cash Payments toward the cost of COBRA premiums.

c. Bonus Payment.  The Compensation Committee of the Board of Directors of the Company will grant to Employee a cash bonus equal to the total percentage of goals reached under the Rigel 2017 Cash Incentive Plan times 50% of Employee’s base salary earned from January 1, 2017 through December 31, 2017.  Such Bonus Payment shall be subject to all applicable taxes and other withholdings as required by law.  The Bonus Payment shall be made in February 2018 or such other reasonable time after the percentage of such goals are determined but in all cases on or before March 14, 2018.

d. Accelerated Vesting.  Employee was granted options to purchase shares of the Company’s common stock pursuant to the Company’s Equity Incentive Plan (the “Plan”).  Under the Plan and the applicable grant documents, vesting will cease as of the Separation Date.  Employee’s options shall continue to be governed by the terms of the applicable stock option agreements and the Plan.  As an additional severance benefit, the Compensation Committee of the Board of Directors of the Company (the “Board”) will accelerate any of Employee’s time-based options that would have vested had Employee remained an employee of the Company through September 30, 2018, or 36,980 options.  Additionally, Employee shall remain eligible for continued vesting of his performance based option grant of 150,000 if performance is achieved prior to September 30, 2018, such that if the Compensation Committee of the Board determines that any or all of the performance has been achieved prior to September 30, 2018, and determines that vesting based on such performance is due to any Company executive officer, the same amount of vesting shall occur for Employee.

e.Extended Exercise Period.  The Compensation Committee of the Board will amend the period to exercise all of Employee’s time and/or performance based options that are vested as of September 30, 2018 to a date that is the earliest to occur of the following: (i) the life of the option; or (ii) September 30, 2019.  Except as expressly modified in this paragraph, Employee’s options shall continue to be governed by the Plan and all applicable grant notices and agreements.

f.Consulting Agreement.  The Company will offer a Consulting Agreement to Employee starting on January 1, 2018 and continuing for a period of six (6) months thereafter (the “Consulting Period”), at an hourly rate to be negotiated in good faith by the Parties, provided, that the monthly amount shall not exceed $20,000.00.  During the Consulting Period, Employee shall provide consulting services as needed and only as requested in writing by the Company for transition advice from Employee to the Company with no guaranteed retainer, use by the Company or payments to Employee.  During the Consulting Period, Employee’s relationship with the Company will be that of an independent contractor, and nothing in this Agreement is intended to, or should be construed to, create a partnership, agency, joint venture or employment relationship after the Separation Date.  Except as expressly provided in this Agreement, Employee will not be entitled to, and will not receive, any of the benefits which the Company may make available to its employees, including but not limited to, group health or life insurance, profit-sharing or retirement benefits.

g.No Other Compensation or Benefits.  Employee agrees that the foregoing Severance Benefits shall constitute the entire amount of monetary consideration provided to Employee under this Agreement.  Except as expressly provided in this Agreement, Employee acknowledges and agrees that he has not earned and is not eligible for any additional compensation, severance, further equity grants, or benefits on or after the Separation Date, with the exception of any vested rights Employee may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).

4.Tax Indemnification. Employee acknowledges and agrees that the Company has made no representations or warranties regarding the tax consequences of any amounts paid by the Company to Employee pursuant to this Agreement.  Employee agrees to pay all federal or state taxes owed by Employee, if any, which are required by law to be paid with respect to the payments herein.  Employee further agrees to indemnify and hold the Company harmless from any taxes owed by Employee, including interest or penalties owed by Employee, on account of this Agreement.  Employee further agrees to reimburse Company for any attorney’s fees and costs incurred by Company as a result of having to obtain indemnification under this Agreement.

5.Future Employment. While Employee is free to apply for future positions with the Company, Employee understands and agrees that Employee will not receive any special treatment or position in the reapplication process.

6.Indemnification Agreement.  Both during and after Employee’s employment, the Indemnity Agreement entered into by and between Employee and the Company on June 1, 2006 (the “Indemnity Agreement”) remains in full force and effect and is unaffected by this Agreement.

7.Non-Disclosure of Confidential and Proprietary Information.  Both during and after Employee’s employment, Employee acknowledges Employee’s continuing obligation under his Proprietary Information and Inventions Agreement (the “Proprietary Information Agreement”) with the Company and that such agreement remains in full force and effect and is unaffected by this Agreement.  This includes Employee’s obligations not to use or disclose any confidential or proprietary information of the Company.

8.Return of Company Property. On or before the Separation Date, Employee agrees to deliver to the Company all property, documents, data, and proprietary information of any nature pertaining to the Company or its affiliated companies, except for that outlined in the Consulting Agreement.  Employee also affirms that employee has not taken from the Company or its affiliated companies any documents or data of any description or any reproduction containing or pertaining to any Proprietary Information (as defined in the Proprietary Information Agreement) nor has Employee utilized nor will Employee utilize Proprietary Information outside of Employee’s duties as an Employee of the Company.  Employee’s timely compliance with the provisions of this paragraph is a precondition to his receipt of the Severance Benefits provided hereunder.

9.Non-Disparagement. Employee agrees to refrain from communicating any disparaging, derogatory, libelous, or scandalous statements to any third party regarding the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation, or personal reputation.  Notwithstanding the foregoing, Employee may respond accurately and fully to any question, inquiry or request for information when required by the legal process.  Employee further agrees to refrain from tortious interference with the contracts and relationships of the Company.  Employee further agrees that Employee shall not act, in any way, as an agent of the Company, or state or imply that Employee has any authority to bind the Company.  In addition, nothing in this provision of this Agreement is intended to prohibit or restrain Employee in any manner from making disclosures that are protected under the whistleblower provisions of federal or state law or regulation.

10. No Admission of Liability. This Agreement and compliance with this Agreement shall not be construed as an admission by the Company of any liability whatsoever, or as an admission by the Company of any violation of the rights of Employee or any person, or of the violation of any order, law, statute, duty, or contract whatsoever against Employee or any person.  The Company specifically disclaims any liability to Employee or any other person for any alleged violation of the rights of Employee or any person, or for any alleged violation of any order, law, statute, duty, or contract on the part of the Company, its employees or agents or related companies or their employees or agents.

11.Representations. Employee hereby represents and warrants that: (i) Employee has been paid all compensation owed and for all time worked (excluding his final pay, any wages earned since the paycheck received prior to the date this Agreement was signed by Employee, accrued but unused paid time off/vacation, and benefits accrued but unused prior to the date this Agreement was signed by Employee); (ii) Employee has received all the leave and leave benefits and protections for which he is eligible pursuant to FMLA, any applicable law or Company policy; and (iii) Employee has not suffered any on-the-job injury or illness for which he has not already filed a workers’ compensation claim.  Additionally, each party represents that it has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  The Parties hereto further represent and acknowledge that in executing this Agreement they do not rely and have not relied upon any representation or statement made by any of the Parties or by any of the Parties' agents, attorneys, or representatives with regard to the subject matter, basis, or effect of the Agreement or otherwise, other than those specifically stated in this written Agreement.

12.Final and Binding. This Agreement shall be binding upon the Parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said Parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns.  Employee expressly warrants that such Employee has not transferred to any person or entity any rights, causes of action, or claims released in the Agreement.

13.Severability. Should any provision of this Agreement be found by a court of competent jurisdiction or an arbitrator to be illegal, invalid, unenforceable or void, that provision shall be considered severable and the remaining provisions shall remain in full force and effect without said provision.

14.Entire Agreement.  This Agreement, including Exhibit A, the Proprietary Information Agreement, Consulting Agreement referenced herein, the Indemnity Agreement, any and all Stock Option Agreements granted to Employee during Employee’s employment (as expressly amended herein), set forth the entire agreement and understanding between the Parties hereto concerning the subject matter of this Agreement and fully supersedes any and all prior agreements or understandings, written or oral, between the Parties hereto pertaining to the subject matter hereof.

15.Plain Meaning. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any of the Parties hereto.

16.Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and it shall be construed, interpreted, governed, and enforced in accordance with the laws of the State of California, without regard to the State of California’s conflict of law principles.

17.No Knowledge of Wrongdoing.  Employee represents that Employee has no knowledge of any wrongdoing involving a federal or state governmental agency, or any other wrongdoing that involves Employee or other present or former Company employees.

18.Costs.  The Parties shall each bear their own attorneys’ fees and other fees incurred in connection with this Agreement.

19.Arbitration. The Parties agree that any dispute regarding any aspect of this Agreement shall be submitted exclusively to final and binding arbitration before a mutually agreed upon arbitrator with JAMS, Inc. (“JAMS”) in accordance with the Federal Arbitration Act (“FAA”), 9 U.S.C. §§ 1, et seq.  In the event the FAA does not apply for any reason, then the arbitration will proceed pursuant to the California Arbitration Act, California Code of Civil Procedure §§ 1280, et seq.  The arbitrator shall be empowered to award any appropriate relief, including remedies at law, in equity or injunctive relief.  Arbitration proceedings shall be held in San Francisco, California or at any other location mutually agreed upon by the Parties and in accordance with JAMS then-applicable arbitration rules, which are available at www.jamsadr.com or upon request from the Company.  The Parties agree that this arbitration shall be the exclusive means of resolving any dispute under this Agreement and that no other action will be brought by them in any court or other forum.  If the Parties cannot agree on an arbitrator, then an arbitrator will be selected using the alternate striking method from a list of five (5) neutral arbitrators provided by JAMS.    The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based.  Nothing in this Agreement shall prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.  The arbitrator, and not a court, shall be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures.  Any dispute must be submitted to the other Party in writing within six (6) months of when the party knew or should have known of the dispute.  Each Party will pay the fees for their own counsel, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by applicable law, the Company will pay the arbitrator’s fees and the arbitration costs.  If under applicable law the Company is not required to pay the arbitrator’s fees and the arbitration costs, then such fees and costs will be apportioned equally between each set of adverse parties.

21.Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all that may claim through it, to the terms and conditions of this Agreement.  Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf, and on behalf of all others, to bind them to the terms and conditions of this Agreement.  Each party warrants and represents that there are no liens or claims of lien, or assignments in law or equity or otherwise, of or against any of the claims or causes of action released herein.

22.No Waiver.  The failure of any party to insist upon the performance of any of the terms and conditions in this Agreement, or the failure to prosecute any breach of any of the terms and conditions of this Agreement, shall not be construed thereafter as a waiver of any such terms or conditions.  This entire Agreement shall remain in full force and effect as if no such forbearance or failure of performance had occurred.

23.No Oral Modification.  Any modification or amendment of this Agreement, or additional obligation assumed by either party in connection with this Agreement, shall be effective only if placed in writing and signed by both Parties or by authorized representatives of each party.  No provision of this Agreement can be changed, altered, modified, or waived except by an executed writing by the Parties.

24.Attorneys’ Fees.  In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, and court fees, plus reasonable attorneys’ fees, incurred in connection with such an action.

25.Counterparts. This Agreement may be executed in counterparts and each counterpart, when executed, shall have the efficacy of a second original.  Photographic copies of such signed counterparts may be used in lieu of the original for any said purpose.

26.Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)they have read this Agreement;

(b)they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)they understand the terms and consequences of this Agreement and of the releases it contains; and

(d)they are fully aware of the legal and binding effect of this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Dated: December 14, 2017/s/ Ryan Maynard

Employee: Ryan Maynard

For Rigel Pharmaceuticals, Inc.

Dated: December 14, 2017/s/ Dolly Vance

By:  Dolly Vance

Title: EVP, GC, Corp. Affairs

EXHIBIT A

Separation Date Release

(To be signed on or within twenty-one (21) days after the Separation Date.)

1.Release of Claims.   In consideration for the Company’s promises, payments and premium contributions set forth in the Transition and Separation Agreement and General Release entered into by the parties on December 14, 2017 (the “Agreement”), all of which are in excess of any regular Company policy, Employee and his successors, agree to forever and fully release and discharge the Company, defined to include its successors, affiliates, subsidiaries, assigns, executives, directors, employees, managers, officers, investors, insurers, and attorneys (collectively, the “Released Parties”), from all claims and damages of every kind and nature, known and unknown, which exist or can arise out of Employee’s employment and/or termination of employment with the Company, through and including the date of his signing of this Separation Date Release (the “Release”).  This Release includes, but is not limited to, any rights or claims arising under the California Constitution; California statutory and common law (including contract law, employment law and tort law); the California Fair Employment and Housing Act; the California Labor Code; the Age Discrimination in Employment Act (ADEA); Title VII of the Civil Rights Act of 1964; the Americans with Disabilities Act; federal and state family leave statutes; and any and all other federal, state and local laws, statutes, executive orders, regulations and common law; any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; any and all claims for attorneys’ fees and costs; and any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law (collectively, the “Released Claims”).

Employee and the Company agree that this Agreement does not constitute any admission of liability on the part of the Company.

2.Section 1542 Waiver.  Employee further agrees and acknowledges that the release provided for in this Release shall apply to all unknown and unanticipated injuries and/or damages (as well as those now disclosed).  Employee acknowledges and understands that Section 1542 of the Civil Code of the State of California provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him/her must have materially affected his settlement with the debtor.

Employee waives any rights that he has or may have under Section 1542 (or any similar provision of the laws of any other jurisdiction) to the full extent that he may lawfully waive such rights pertaining to this general release of claims, and affirms that he is releasing all known and unknown claims that he has or may have against the parties listed above.

3.Acknowledgement of Waiver of Claims Under ADEA.  Employee acknowledges waiving and releasing any rights under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the date Employee signs this Release.  Employee acknowledges that the consideration given for this waiver and Release is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges notice by this writing that:

(a)Employee should consult with an attorney prior to executing this Release;

(b)Employee has up to twenty-one (21) calendar days within which to consider this Release;

(c)Employee has seven (7) calendar days following Employee’s execution of this Release to revoke the Release;

(d)the ADEA waiver in this Release shall not be effective until the seven (7) day revocation period has expired; and

(e)nothing in this Release prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law;

(f)in order to revoke this Release, Employee must deliver to Dolly Vance’s attention at the following address a written revocation before 12:00 a.m. (midnight) p.s.t. on the seventh calendar day following the date Employee signs the Release:

Dolly Vance

Executive Vice President and General Counsel

1180 Veterans Boulevard

South San Francisco, CA 94080

Fax: 650-624-1101

4.Excluded Claims/Protected Rights.  Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims”): (i) any rights or claims for indemnification Employee may have pursuant to any written indemnification agreement with the Company to which he is a party, including, without limitation, the Indemnity Agreement, the charter, bylaws, or operating agreements of the Company, or under applicable law; (ii) any rights which are not waivable as a matter of law; (iii) any claims for breach of this Agreement, and (iv) any vested rights Employee may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account).  Employee hereby represents and warrants that, other than the Excluded Claims, Employee is not aware of any claims he has or may have against any of the Released Parties that are not included in the Released Claims.  Employee understands that nothing in this Agreement limits his ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”).  Employee further understands this Release does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Release does not limit Employee’s right to receive an award for information provided to the Securities and Exchange Commission, Employee understands and agrees that, to maximum extent permitted by law, Employee is otherwise waiving any and all rights he may have to individual relief based on any claims that he has released and any rights he has waived by signing this Release.

5.Payment in Full. Employee acknowledges and agrees that Employee has received all salary, wages, accrued vacation, bonuses, commissions, expense reimbursements, or other such sums due to Employee other than amounts to be paid pursuant to this Agreement.  In light of the payment by the Company of all wages due, the Parties further acknowledge and agree that California Labor Code § 206.5 is not violated by virtue of Employees execution of this Agreement.  That section provides in pertinent part as follows:

No employer shall require the execution of any release of any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made.

6.Representations.  Employee hereby represents and warrants that Employee has received all the leave and leave benefits and protections for which he is eligible pursuant to FMLA, any applicable law or Company policy; and Employee has not suffered any on-the-job injury or illness for which he has not already filed a workers’ compensation claim.  Additionally, the Company hereby represents that it is not currently aware of any basis for a claim, current or threatened against the Employee that the Company could bring against Employee related to Employee acting in his capacity as the Chief Financial Officer of the Company.

7.Effective Dates. The “Release Effective Date” of this Release is the date it is signed by Employee and not revoked within seven (7) calendar days after signing as described above.  The “Release Effective Date” of the ADEA is 12:01 a.m. on the eighth (8th) calendar day from the signature date.

IN WITNESS WHEREOF, the Parties have executed this Release on the respective dates set forth below.

Dated: January 1, 2018/s/ Ryan Maynard

Employee: Ryan Maynard

For Rigel Pharmaceuticals, Inc.

Dated: January 1, 2018/s/ Dolly Vance

By:  Dolly Vance

Title: EVP, GC, Corp. Affairs